Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Bolt Projects Holdings, Inc. of our report dated March 18, 2025, except for the retrospective adjustments resulting from the Company’s reverse stock split as described in Note 1 as to which the date is August 22, 2025, and the subsequent events described in Note 17 as to which the date is September 26, 2025, relating to the consolidated financial statements of Bolt Projects Holdings, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

September 26, 2025